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                                                                    EXHIBIT 10.1

                                    AGREEMENT

         THIS AGREEMENT, dated as of the 30th day of June, 1999 (the "Effective Date"), is by and between ITEQ, Inc., a Delaware corporation (the "Company"), and Mark E. Johnson ("Executive").

         In consideration of the payments described below, the agreements set forth in this Agreement and other good and valuable consideration, the adequacy, mutuality, receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

         1. Employment Agreement. The employment agreement, dated as of September 30, 1997, between ITEQ, Inc. and Executive (the "Employment Agreement") is hereby terminated in its entirety, and neither party shall have any further rights, duties or obligations arising thereunder or in any way attributable thereto.

         2. Term. The Company agrees that it will employ Executive and Executive agrees to serve the Company from the Effective Date until December 31, 2004 (the "Expiration Date") unless sooner terminated in accordance with paragraph 5.

         3.       Nature of Duties.

                  (a) Transition Period. Until December 31, 1999 (the "Transition Period"), the Executive shall devote substantially his full time during normal business hours to insuring an orderly management transition at the Company and shall undertake such additional executive duties during the Transition Period (of a stature and dignity appropriate to a former chief executive officer of the Company) as shall be assigned to Executive by the chief executive officer of the Company.

                  (b) Retention Period. Commencing upon expiration of the Transition Period and ending on the Expiration Date (the "Retention Period"), Executive shall continue to be an employee and in such capacity shall (i) consult with the Company's chief executive officer on an "as requested" basis concerning acquisitions, divestitures and similar matters and assist the Company in their execution and (ii) shall undertake such additional executive duties (of a stature and dignity appropriate to a former chief executive officer of the Company) as shall be assigned to Executive by the chief executive officer of the Company, but such services shall not be required during more than three days in any week. In addition, such services will be required only at such times and such places as will result in the least inconvenience to Executive, having regard for other business commitments during said period which may obligate him to meet such other commitments prior to performing services requested hereunder. To the end that there shall be a minimum interference with Executive's other commitments, his Retention Period services shall be rendered by personal consultation at his residence or office, wherever maintained, or by correspondence through the mails, telephone, or telegraph, including weekends and evenings, as may be most convenient to Executive. During the Retention Period, Executive shall not be obligated (i) to occupy any office of the

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         Company or any of its subsidiaries, or (ii) to render any services whatsoever to the Company or any of its subsidiaries other than those specified in this paragraph 3(b). During the Retention Period (prior to any Termination Date), Executive may accept and maintain employment with any employer other than an employer that is in direct competition with any business in which the Company is then engaged.

         4.       (a)      Compensation.

                           (i) The Company agrees to pay the Executive from the
                  Effective Date through the end of the Transition Period at a rate of $33,333 per month, payable on a current basis not less frequently than monthly in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law; and

                           (ii) The Company agrees to pay the Executive during
                  the Retention Period (prior to the Expiration Date) at a rate of $16,667 per month, payable on a current basis not less frequently than monthly in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law.

                  (b) Expense Reimbursement. The Company shall reimburse the Executive for all direct out-of-pocket expenses incurred by him in the performance of services through the Expiration Date at the request of the Company's chief executive officer, to the extent such expenses are consistent with the Company's normal expense reimbursement policies.

                  (c) Insurance and Defined Contribution Plan Benefits Through the Expiration Date. To the extent permitted by applicable plan provisions, the Executive and his immediate family shall be permitted to continue participation through the Expiration Date in all medical, health, life, accidental death and disability insurance programs and non-contributory defined contribution plans maintained by the Company for the benefit of its executive officers, with all premium and medical reimbursement expense of insurance plans to be borne by the Company to the same extent applicable to executive officers generally.

                  (d) Office. The Executive will continue to be provided with an office at the Company's principal offices through the Expiration Date, at which location the Company will provide customary secretarial and other support facilities to Executive.

                  (e) Club Dues and Expenses. Executive agrees to accept sole responsibility for all dues and usage charges incurred after the Transition Period for country club and luncheon club memberships held by him in his individual name or owned by the Company for Executive's designated use. The Company hereby relinquishes any interest it may have in such individually-owned memberships and agrees to cooperate with Executive in converting (at no out-of-pocket cost to the Company) any Company-owned corporate club memberships

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         on which Executive is the designated user into individual memberships in the name of Executive. If Executive is unable to so convert any Company-owned membership into an individual membership by December 31, 1999, the Executive agrees to cooperate with the Company in effecting a transfer of the use privilege to one or more Company-designated successor users.

                  (f) No Other Benefits. In view of the character of Executive's duties hereunder, Executive hereby irrevocably declines, waives and rejects participation at all times after the Transition Period in the Company's employee stock purchase plan and 401(k) plan.

         5.       Termination.  Executive's employment with the Company:

                  (a)      shall terminate on December 31, 2004;

                  (b) shall terminate automatically upon Executive's earlier death;

                  (c) shall terminate automatically on the earliest date at which Executive does not occupy the position of chairman of the board of directors of the Company (other than as a result of Executive's resignation or refusal to serve); or

                  (d) shall terminate upon written notice from the Executive to the Company that he declines to stand for reelection as a director or to serve as chairman of the board, or that he resigns from such position;

(with each such date being hereinafter referred to as a "Termination Date").

         6. Effects of Termination. Anything else in this Agreement to the contrary notwithstanding, if Executive's employment is terminated:

                  (a) pursuant to paragraphs 5(a), 5(b) or 5(d), then Executive shall be entitled to receive (i) payment when due of Executive's salary through the end of the first monthly pay period ended on or after the Termination Date and (ii) all benefits under any benefit plans in which the Executive is at the time a participant, to the extent the same are vested under the terms thereof at the Termination Date, and all other obligations of the Company under this Agreement shall cease; or

                  (b) pursuant to paragraph 5(c), then Executive shall be entitled to the following:

                           (i) on or within ten days following the Termination
                  Date, the Company shall pay to Executive a lump sum cash amount equal to the lesser of (A) $600,000 or (B) an amount equal to $16,667, multiplied by the number of months remaining between the Termination Date and the Expiration Date; and


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                           (ii) all unvested benefits under any benefit plans
                  (including any stock option plan) in which the Executive is at the time a participant shall on the Termination Date automatically become fully vested, exercisable, distributable or otherwise performable by the Company; and

                           (iii) the insurance benefits provided for in
                  paragraph 4(c) shall be continued through the Expiration Date;

         and all other obligations of the Company under this Agreement shall cease.

         7.       Release.

                  (a) Executive hereby unconditionally, irrevocably and forever releases and discharges the Company, its subsidiaries, their respective officers, directors, shareholders, employees, agents and assigns and all other persons, firms or entities in control of, under the direction of, or associated with the Company (collectively, the "Company Representatives") from any and all claims, causes of action, suits, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered and whether arising in tort, contract, by law or otherwise, arising from or in any way connected with or related to the Employment Agreement and/or Executive's employment with the Company; provided that the foregoing release shall not apply to (i) any rightful claims for indemnity that Executive may have arising under the Company's charter or bylaws or any preexisting contractual indemnity by the Company in favor of Employee or (ii) any failure of the Company to perform its obligations under this Agreement. Employee voluntarily acknowledges and agrees that the consideration described in this Agreement is sufficient payment for the full, final and complete release stated herein and agrees that no other promises or representations have been made to him by the Company, any Company Representative or any other person purporting to act on behalf the Company.

                  (b) The Company hereby unconditionally and irrevocably forever releases and discharges Executive his heirs and legal representatives, from and against any and all claims, causes of action, suits, charges, complaints, obligations, liabilities, promises, agreements, contracts, damages, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered and whether arising in tort, contract, by law or otherwise, arising from or any way connected with or related to the Employment Agreement and/or the Executive's employment with the Company. The Company voluntarily acknowledges and agrees that the consideration described in this Agreement is sufficient payment for the full, final and complete release stated herein and agrees that no other promises or representations have been made by Executive, his agents or representatives to the Company or any Company Representative.



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         8. Further Assurances; Future Cooperation. Each party to this Agreement agrees to do such things as may be reasonably requested by the other party to this Agreement in order more effectively to consummate or document the transactions contemplated by this Agreement.

         9. Binding Agreement; Captions. This Agreement is binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees, successors and assigns. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way affect the scope of this Agreement or the intent of its provisions.

         10. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements of any of the parties to this Agreement with respect to its subject matter, and may not be amended except in writing signed by both parties.

         11. Binding Arbitration. Should any dispute arise between the parties with respect to this Agreement or the rights, duties and obligations of the parties hereunder, each of the parties irrevocably agrees that the exclusive remedy of each of them shall be to commence binding arbitration proceedings under the rules of the American Arbitration Association, with any such arbitration proceeding to be conducted in Houston, Texas, applying the substantive law of the State of Texas. Each party agrees to deposit with the neutral arbitrator an amount equal to 50% of the arbitrator's preliminary estimate of the costs of arbitration (excluding counsel fees) as security for costs. Actual costs of arbitration (including counsel fees of both parties) shall be apportioned by the arbitrator in such a manner as he shall deem equitable in light of any financial award.

         12. Miscellaneous. Failure of any party to this Agreement at any time or times to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and the waiver by any party to this Agreement of any provision (or a breach of any provision) of this Agreement, whether by conduct or otherwise, shall not be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or a breach of any other provision) of this Agreement. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, this Agreement is executed this 13th day of July,
1999.

                                   ITEQ, INC.


                                   By:  /s/ William P. Reid
                                       ----------------------------------------
                                         William P. Reid, President and
                                         Acting Chief Executive Officer


                                   By:  /s/ T. William Porter
                                       ----------------------------------------
                                         T. William Porter, Chairman,
                                         Compensation Committee of the Board of
                                         Directors


                                   MARK E. JOHNSON


                                        /s/ Mark E. Johnson
                                       ----------------------------------------

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